SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 1, 2009

Commission File Number: 0-21092

OCTuS Inc.
(Exact name of registrant as specified in its charter)
Nevada	33-0013439
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

803 Second Street, Suite 303, Davis CA 95616
(Address of principal executive offices) (Zip Code)

(530) 564-0200
(Registrant's Telephone Number, Including Area Code)

(Former name and address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CF1R 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Entry into a Material Definitive Agreement.

On August 28, 2009, Octus, Inc. (the “Company”) entered into an exclusive license agreement with The Regents of the University of California (the “University”) pursuant to which the Company acquired exclusive rights under a provisional U.S. patent application and related intellectual property relating to an evaporative cooling technology known as “Wickool.”  The application relates to the passive evaporative cooling of rooftop HVAC units, whereby Wickool repurposes the condensate generated by HVAC equipment to cool incoming air and thereby increase energy efficiency and reduce peak-demand electricity use.  The Wickool system can be used to retrofit presently installed HVAC units in addition to integration in new building construction design and is best suited for large scale, commercial installations. Wickool was developed by the University of California, Davis Western Cooling Efficiency Center, and is being commercially tested by major retailers. The license covers the United States and, to the extent available, foreign rights, exclusively covers all fields of use and includes the right to sublicense, subject to standard University terms applying to sublicenses.

Under the agreement, the Company will pay the University a nominal annual minimum cash payment each year until the year following the year of the first sale of a licensed product.  Upon commencement of commercial sales, the Company will pay the University the greater of a minimal annual fee or royalties based on net sales of licensed products, licensed services, and other revenue resulting directly from use of the licensed products.  The agreement also provides that the Company will pay the University a percentage of any consideration received by the Company for the grant of rights under a sublicense from the Company.  The Company is responsible for reimbursing the University for prior patent costs incurred, which are not material, and subsequent legal fees and patent costs incurred in connection with prosecuting the application and maintaining any patents that may issue from the application.  The agreement includes a number of customary milestone conditions related to the Company’s progress in funding support of the product, commencement of manufacturing, and commencement and progress of commercial sales. The agreement also includes several other customary provisions, including representations and warranties of the parties, provisions addressing indemnification of the University by the Company, use of names and other intellectual property, litigation and disputes, and insurance requirements, and other customary provisions.

Item 5.06  Change in Shell Company Status.

The disclosures under Item 1 above concerning entering into the exclusive license agreement with the University and the acquisition of intellectual property rights thereunder are hereby incorporated by reference.  The Company previously disclosed in Reports on Form 8-K filed on June 26, 2009 that it has raised approximately $100,000 as the result of issuance of secured convertible promissory notes and warrants.  In addition, as the Company has disclosed in its previous filings with the Securities and Exchange Commission, the Company is actively seeking additional technologies and business opportunities in the smart energy sector, which may include the licensing, acquisition or development of smart energy and energy efficiency products, technologies or companies as part of the OctusSEP (Smart Energy Platform), which is a turnkey energy savings and demand response management system that Octus is preparing for product launch.  In addition, the Company has initiated sales and marketing efforts and is in discussion with customers concerning the Company’s products and services.

           As a result of these developments, the Company believes that it has transitioned out of the status as a “shell company” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

OCTuS Inc.

Date: September 1, 2009	By:	/s/ Christian J. Soderquist
Christian J. Soderquist Chief Executive Officer